Exhibit 99.1
KCSA STRATEGIC COMMUNICATIONS
880 Third Avenue New York NY 10022
T 212 682 6300 | F 212 697 0910
www.kcsa.com

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Declares Second Quarter Distribution at $0.325 Per Share

Trailing Twelve Month CAD Exceeds Distributions Paid by Approximately 30%

Significant Recent Purchases of Shares by Insiders
Westport, Conn., July 10, 2008 – Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today that it will make a cash distribution of $0.325 per share to holders of CODI shares, payable on July 29, 2008 to all holders of record as of July 24, 2008.
Since May 15, 2008, members of CODI’s board of directors and management team have purchased over 200,000 shares in the open market.
“We believe CODI’s current market capitalization does not reflect the fair value of our underlying businesses, based on their niche leading market positions, operating cash flows and potential for growth,” said Joe Massoud, chief executive officer of Compass Diversified Holdings. “In addition, we remain confident in our fundamental business model and are very pleased with our operating results, particularly given the current economic environment. For the trailing twelve months ended June 30, 2008, we expect to have Cash Available for Distribution and Reinvestment (CAD) that exceeds our actual distribution paid by approximately 30%.”
Mr. Massoud continued, “In the first six months of 2008, we also completed four significant transactions, including our sale of two subsidiary companies in June for a gain to CODI of approximately $70 million. Currently we have over $300 million in available capital to deploy into new platform and add-on acquisitions that will be accretive to shareholders. We also have no meaningful debt maturities until 2012. We believe the way we structure our acquisitions without the need for transaction specific financing provides us with a distinct competitive advantage that insulates us from the turmoil in the credit markets and makes available a wide range of potential acquisition opportunities.”
About Compass Diversified Holdings (“CODI”)

CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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